ENTERRA ENERGY TRUST

Restricted Unit and Performance Unit Incentive Plan

1.

The Plan

A restricted unit and performance unit incentive plan pursuant to which Restricted Units and Performance Units may be granted to the directors, officers or employees of, and consultants or service providers to, the Trust or any Trust Affiliate, is established on the terms and conditions set forth in this Plan.

2.

Purposes

The principal purposes of this Plan are as follows:

(a)

to retain and attract qualified directors, officers, employees, consultants and other service providers;

(b)

to promote a proprietary interest in the Trust by the directors, officers, employees, consultants and other service providers and to encourage those persons to remain in the employ of the Trust and the Trust Affiliates and put forth maximum efforts for the success of the Trust; and

(c)

to focus management of the Trust and the Trust Affiliates on operating and financial performance and total long-term Unitholder return.

3.

Definitions

As used in this Plan, the following words and phrases have the meanings indicated:

(a)

"Adjustment Ratio" means, with respect to any Restricted Unit or Performance Unit, the ratio used to adjust the number of Trust Units to be issued on the applicable Issue Date(s) pertaining to the Restricted Unit or Performance Unit determined in accordance with the terms of this Plan; and, in respect of each Restricted Unit or Performance Unit, the Adjustment Ratio will initially be equal to one, and will be cumulatively adjusted thereafter by increasing the Adjustment Ratio on each Distribution Payment Date by an amount, rounded to the nearest five decimal places, equal to a fraction having as its numerator the Distribution, expressed as an amount per Trust Unit, paid on that Distribution Payment Date, and having as its denominator the Fair Market Value of the Trust Units on the Distribution Payment Date;

(b)

"Board" means the board of directors of the Corporation as it may be constituted from time to time;

(c)

"Change of Control" has the same meaning as in section 1.409A-3(g)(5) of the IRS regulations under section 409A of the U.S. Internal Revenue Code, as amended from time to time;

(d)

"Committee" means the Compensation Committee of the Board or such other committee of the Board that the Board has appointed to administer the Plan, but if the Board does not appoint the Compensation Committee or another committee to administer the Plan, all references in this Plan to “the Committee” will be deemed to be references to “the Board”;

(e)

"Corporation" means Enterra Energy Corp.;

(f)

"Disability" in respect of a Grantee means the Grantee

(i)

is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii)

is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Grantee’s employer;

(g)

"Distribution" means a distribution paid by the Trust in respect of the Trust Units, expressed as an amount per Trust Unit;

(h)

"Distribution Payment Date" means any date that a Distribution is distributed to Unitholders;

(i)

"Exchange" means the Toronto Stock Exchange or the other stock exchange on which the Trust Units are then listed and posted for trading from time to time;

(j)

"Fair Market Value" with respect to a Trust Unit, as at any date means the weighted average of the prices that the Trust Units traded on the New York Stock Exchange (or, if the Trust Units are not then listed and posted for trading on the New York Stock Exchange, on the stock exchange on which the Trust Units are then listed and posted for trading as may be selected for this purpose by the Board) for the five trading days on which the Trust Units traded on the New York Stock Exchange immediately preceding that date.  If the Trust Units are not listed and posted for trading on any stock exchange, the Fair Market Value will be the fair market value of the Trust Units as determined by the Board in its discretion, acting reasonably and in good faith;

(k)

"Grantee" is the Service Provider to whom Restricted Units or Performance Units are granted;

(l)

"Issue Date" means the date on which Trust Units issuable under any Restricted Unit or Performance Unit will be issued to the Grantee;

(m)

"Payout Multiplier" means the number used to adjust the number of Trust Units issuable pursuant to any Performance Unit on an Issue Date calculated as follows:

(i)

if the Percentile Rank in effect on the Issue Date is less than 25, the Payout Multiplier will be zero;

(ii)

if the Percentile Rank in effect on the Issue Date is between 25 and 75, the Payout Multiplier will be calculated by subtracting one from the product of (i) 0.04 and (ii) the Percentile Rank; and

(iii)

if the Percentile Rank in effect on the Issue Date is equal to or greater than 75, the Payout Multiplier will be two.

(n)

"Peer Comparison Group" means, such, comparable public Canadian oil and gas issuers that are trusts and competitors of the Trust as the Committee determines from time to time;

(o)

"Percentile Rank" means the percentile rank, expressed as a whole number instead of a percentage, of Total Unitholder Return relative to returns calculated on a similar basis on trust units of members of the Peer Comparison Group over the period commencing on or about the date the Performance Unit was granted and ending on or about the second business day preceding the Issue Date (the actual commencing and ending dates to be determined by the Committee, in its sole discretion);

(p)

"Performance Unit" means a grant of Trust Units under this Plan designated as a "Performance Unit" in the Trust Unit Grant Agreement;

(q)

“Plan” means this restricted unit and performance unit incentive plan, as amended from time to time;

(r)

"Restricted Unit" means a grant of Trust Units under this Plan designated as a "Restricted Unit" in the Trust Unit Grant Agreement;

(s)

"Retirement" will mean termination of employment after the age of 65 but does not include termination of employment due to any of the events described in paragraphs 7(e)(i), (ii) or (iii);

(t)

"Service Provider" means any person, firm or company who is an employee, director or officer of, or consultant or other service provider to, the Trust or any Trust Affiliate;

(u)

"Total Unitholder Return" means, with respect to any period, the total return to Unitholders on the Trust Units calculated using cumulative distributions on a reinvested basis and the change in the trading price of the Trust Units on the Exchange over the period;

(v)

"Trust" means Enterra Energy Trust;

(w)

"Trust Affiliate" means a corporation, partnership or trust that is affiliated with the Corporation or the Trust (within the meaning of “affiliate” in the Securities Act (Alberta)) and for the purpose of this definition, a corporation, partnership or trust is affiliated with another corporation, partnership or trust if it directly or indirectly controls, or is directly or indirectly controlled by, that other corporation, partnership or trust through the ownership of securities;

(x)

"Trust Units" means trust units of the Trust;

(y)

"Trust Unit Grant Agreement" is the written agreement between the Trust and the Grantee; and

(z)

"Unitholder" means a holder of Trust Units.

4.

Administration

Subject to and in a manner that is not inconsistent with the express provisions of this Plan, the Committee will have the authority in its discretion to administer this Plan and to exercise all the powers and authorities either specifically granted to it under this Plan or as are necessary or advisable in the administration of this Plan, including, without limitation:

(a)

to grant Restricted Units or Performance Units;

(b)

to determine the Fair Market Value of the Trust Units on any date;

(c)

to determine the Service Providers to whom, and the time or times at which Restricted Units or Performance Units will be granted;

(d)

to determine the number of Trust Units to be covered by each Restricted Unit or Performance Unit;

(e)

to determine members of the Peer Comparison Group from time to time;

(f)

to determine the Total Unitholder Return of the Trust and of the Peer Comparison Group at any time;

(g)

to prescribe, amend and rescind rules and regulations relating to this Plan;

(h)

to interpret this Plan;

(i)

to determine the terms and provisions of Trust Unit Grant Agreements (which need not be identical) entered into in connection with grants of Restricted Units or Performance Units; and

(j)

to make all other determinations deemed necessary or advisable for the administration of this Plan.

The determinations of the Committee are subject to review and approval by the Board.  The Committee may delegate to one or more of its members or to one or more agents administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated those duties may employ one or more persons to render advice with respect to any responsibility the Committee or the person may have under this Plan.

For greater certainty and without limiting the discretion conferred on the Committee pursuant to this Section, the Committee's decision to approve the grant of a Restricted Unit or Performance Unit in any year will not require the Committee to approve the grant of a Restricted Unit or Performance Unit to any Service Provider in any other year, nor will the Committee's decision with respect to the size or terms and conditions of a Restricted Unit or Performance Unit in any year require it to approve a grant of Restricted Units or Performance Units of the same or similar size or with the same or similar terms and conditions to any Service Provider in any other year.  The Committee will not be precluded from approving the grant of Restricted Units or Performance Units to any Service Provider solely because the Service Provider was previously granted Restricted Units or Performance Units under this Plan or any other similar compensation arrangement of the Trust or a Trust Affiliate.  No Service Provider has any claim or right to be granted Restricted Units or Performance Units.

5.

Eligibility and Grant Determination

Restricted Units and Performance Units may only be granted to Service Providers and participation of a Service Provider in this Plan is voluntary.  In determining to whom and the number of Restricted Units or Performance Units to be granted, the Committee may take into account one or more of the following factors:

(a)

compensation data for comparable benchmark positions among the Peer Comparison Group;

(b)

the duties, responsibilities, position and seniority of the Grantee;

(c)

performance measures of the Trust compared with similar performance measures of members of the Peer Comparison Group for the most recently completed fiscal year;

(d)

the individual contributions and potential contributions of the Grantee to the success of the Trust;

(e)

the base salary and any other compensation (e.g., cash or securities) paid or to be paid to the Grantee in respect of his or her individual contributions and potential contributions to the success of the Trust;

(f)

the Fair Market Value of the Trust Units at the time of grant of the Restricted Units or Performance Units; and

(g)

any other factor the Committee, in its sole discretion, deems relevant in connection with accomplishing the purposes of this Plan.

6.

Reservation of Trust Units

Subject to Sections 7(d) and 9 of this Plan, the number of Trust Units reserved for issuance from treasury under this Plan, together with Trust Units reserved for issuance from treasury under any other compensation plan, will not exceed 10% of the outstanding Trust Units from time to time calculated on an undiluted basis.

If any Restricted Units or Performance Units granted under this Plan expire, terminate or are cancelled for any reason without the Trust Units issuable under the Restricted Unit or Performance Unit having been issued in full, those Trust Units will become available for the purposes of granting further Restricted Units or Performance Units under this Plan.

7.

Terms and Conditions of Grants of Restricted Units and Performance Units

Each grant of Restricted Units and Performance Units will be evidenced by a Trust Unit Grant Agreement, which agreement will comply with and be subject to the requirements of the Exchange and will be consistent with the terms and conditions of this Plan, including the following, as well as any other term or condition that is not inconsistent with this Plan the Committee or the Board, in its discretion, establish:

(a)

Number and Type of Trust Units - The Committee will determine the number of Restricted Units or Performance Units to be granted and will designate the grant as either a "Restricted Unit" or a "Performance Unit", as applicable, in a Trust Unit Grant Agreement.

(b)

Maximum Number of Trust Units – The maximum number of Trust Units issuable pursuant to this Plan will be subject to the following restrictions:

(i)

the aggregate number of Trust Units reserved for issuance pursuant to Restricted Units and Performance Units granted to a Grantee may not exceed 5% of the outstanding Trust Units calculated on a non-diluted basis;

(ii)

the aggregate number of Trust Units reserved for issuance pursuant to Restricted Units and Performance Units granted to "insiders" may not exceed 10% of the outstanding Trust Units calculated on a non-diluted basis;

(iii)

the issuance of Trust Units to "insiders" pursuant to the Plan and other Trust Unit compensation arrangements within a one year period may not exceed 10% of the outstanding Trust Units calculated on a non-diluted basis;

(iv)

the issuance of Trust Units to any one "insider" and such insider's associates pursuant to the Plan and other Trust Unit compensation arrangements within a one year period may not exceed 5% of the outstanding Trust Units calculated on a non-diluted basis; and

(v)

the aggregate number of Trust Units reserved for issuance pursuant to this Plan to a director of the Corporation who is not an officer or employee of the Trust or a Trust Affiliate is 1% of the issued and outstanding Trust Units calculated on an undiluted basis.

(c)

Issue Dates -  Subject to Section 7(d), the Issue Date will be no later than December 31 of the year in which the earlier of the following events occurs:

(i)

for a Restricted Unit,

(A)

as to one-third of the Trust Units issuable under the Restricted Unit, on each of the first, second and third anniversary of the date the Restricted Unit was granted, or

(B)

if the Trust Unit Grant Agreement specifies that the Trust Units issuable under the Restricted Unit will be issued upon a date set out in the Trust Unit Grant Agreement, that date.

(ii)

for a Performance Unit, as to all of the Trust Units issuable under the Performance Unit, on the second anniversary of the date the Performance Unit was granted;

(iii)

if a Change of Control of the Trust has been completed prior to the Issue Dates in paragraphs (i) or (ii), the Issue Date for all Trust Units issuable under any outstanding Trust Unit Grant Agreement will be the date immediately before the date the Change of Control was completed;

(iv)

if a Grantee ceases to be a Service Provider as a result of the Grantee's Disability or Retirement, the Issue Date for all Trust Units issuable under any outstanding Trust Unit Grant Agreement will be the date the Grantee ceases to be a Service Provider as a result of the Grantee's Disability or Retirement; and

(v)

if a Grantee ceases to be a Service Provider as a result of the Grantee's death, the Issue Date for all Trust Units issuable under any outstanding Trust Unit Grant Agreement will be the date of the Grantee's death and the number of Trust Units to be issued to the Grantee will be pro-rated by the proportion that the number of months under the applicable Trust Unit Grant Agreement during which the Grantee was a Service Provider is of the total number of months under such applicable Trust Unit Grant Agreement.

(d)

Adjustment of Trust Units – the number of Trust Units to be issued on the Issue Date will be adjusted, immediately prior to each Issue Date, as follows:

(i)

by multiplying the number of Trust Units issuable under a Restricted Unit on the Issue Date by the Adjustment Ratio;

(ii)

by multiplying the number of Trust Units issuable under a Performance Unit on the Issue Date by the Adjustment Ratio and the Payout Multiplier; and

(iii)

notwithstanding any other provision of this Plan, but subject to the limits described in Sections 6 and 7(b) and any other applicable requirements of the Exchange or other regulatory authority, the Board has the right to make any additional adjustments to the number of Trust Units to be issued pursuant to any Performance Unit (including adjustments as a result of the absolute Total Unitholder Return without comparison to the Peer Comparison Group) if, in the sole discretion of the Board, the adjustments are appropriate in the circumstances having regard to the principal purposes of this Plan.

(e)

Termination of Relationship as Service Provider - Unless otherwise provided in a Trust Unit Grant Agreement pertaining to a particular grant of Restricted Units or Performance Units the following provisions will apply if a Grantee ceases to be a Service Provider:

(i)

Termination for Cause - If a Grantee ceases to be a Service Provider as a result of termination for cause, effective as of the date notice is given to the Grantee of the termination, all outstanding Trust Unit Grant Agreements under which Restricted Units or Performance Units have been granted to the Grantee will be terminated and the Grantee will forfeit all rights to receive Trust Units under the Trust Unit Grant Agreement.

(ii)

Termination Not for Cause - If a Grantee ceases to be a Service Provider as a result of being terminated other than for cause:

(A)

effective as of the date notice is given to the Grantee of the termination and notwithstanding any other severance entitlements or entitlement to notice or compensation in lieu thereof, all outstanding Trust Unit Grant Agreements under which Performance Units have been granted to the Grantee will be terminated, the Grantee will forfeit all rights to receive Trust Units issuable under the Performance Unit, and the Grantee will not be entitled to receive any Performance Units or compensation in lieu thereof after that date; and

(B)

effective as of the last day of any notice period applicable in respect of the termination, all outstanding Trust Unit Grant Agreements under which Restricted Units have been granted to the Grantee will be terminated and the Grantee will forfeit all rights to receive Trust Units issuable under the Restricted Unit.

(iii)

Voluntary Resignation - If a Grantee voluntarily ceases to be a Service Provider for any reason other than the Grantee's Disability, Retirement or death, effective as of the date notice is given by the Grantee of the resignation, all outstanding Trust Unit Grant Agreements will be terminated and the Grantee will forfeit all rights to receive Trust Units under the Trust Unit Grant Agreements; provided, however, that notwithstanding the foregoing, the right to receive Trust Units under a Trust Unit Grant Agreement will not be affected by a change of employment or term of office or appointment within or among the Trust or a Trust Affiliate so long as the Grantee continues to be a Service Provider.

8.

Rights as a Unitholder

Until the Trust Units granted pursuant to any Restricted Units or Performance Units have been issued in accordance with the terms of this Plan, the Grantee to whom the Restricted Units or Performance Units has been granted will not possess any incidents of ownership of the Trust Units including, for greater certainty and without limitation, the right to receive Distributions on the Trust Units (other than as provided in the calculation of the Adjustment Ratio) and the right to exercise voting rights in respect of the Trust Units.  The Grantee will only be considered a Unitholder in respect of the Trust Units when the issuance has been entered upon the records of the duly authorized transfer agent of the Trust.

9.

Effect of Certain Changes

In the event of:

(a)

any change in the Trust Units through subdivision, consolidation, reclassification, amalgamation, merger or otherwise;

(b)

any rights are granted to all Unitholders to purchase Trust Units at prices substantially below Fair Market Value, except for rights to purchase Trust Units under a trust unit reinvestment plan; or

(c)

the Trust Units are converted into or exchangeable for any other securities as a result of any recapitalization, merger, consolidation or other transaction;

then, in any case, the Board may make the adjustments to this Plan, to any Restricted Units or Performance Units and to any Trust Unit Grant Agreements outstanding under this Plan as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the Trust Units granted to Grantees hereunder.

10.

Withholding Taxes

When a Grantee or other person becomes entitled to receive Trust Units under any Trust Unit Grant Agreement, the Trust will have the right to require the Grantee or the other person to remit to the Trust an amount sufficient to satisfy any withholding tax requirements relating thereto.  Unless otherwise prohibited by the Committee or by applicable law, satisfaction of the withholding tax obligation may be accomplished by any of the following methods or by a combination of the methods:

(a)

the tendering by the Grantee of cash payment to the Trust in an amount less than or equal to the total withholding tax obligation; or

(b)

the withholding by the Corporation or the Trust, as the case may be, from the Trust Units otherwise due to the Grantee the number of Trust Units having a Fair Market Value, determined as of the date the withholding tax obligation arises, approximately equal to the amount of the total withholding tax obligation; or

(c)

the withholding by the Corporation or the Trust, as the case may be, from any cash payment otherwise due to the Grantee the amount of cash as is less than or equal to the amount of the total withholding tax obligation;

provided, however, that the aggregate of any cash so paid or withheld and the Fair Market Value of any Trust Units so withheld is sufficient to satisfy the total withholding tax obligation.

11.

Non-Transferability

Other than if a Grantee ceases to be a Service Provider as a result of the Grantee’s death, the right to receive Trust Units pursuant to Restricted Units or Performance Units granted to a Service Provider may only be exercised by the Service Provider personally.  Except as otherwise provided in this Plan, no assignment, sale, transfer, pledge or charge of a Restricted Unit or Performance Unit, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in the Restricted Units or Performance Units whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, the Restricted Units or Performance Units will terminate and be of no further force or effect.

12.

Amendment and Termination of Plan

The Corporation retains the right to amend from time to time or to terminate the terms and conditions of this Plan by resolution of the Board.  Any amendments will be subject to the prior consent of any applicable regulatory bodies, including the Exchange.  Any amendment to this Plan will take effect only with respect to Restricted Units or Performance Units granted after the effective date of the amendment, provided that it may apply to any outstanding Restricted Units or Performance Units with the mutual consent of the Corporation and the Service Providers to whom the Restricted Units or Performance Units have been made.

13.

Compliance with Legal Requirements

The Trust will not be obliged to issue any Trust Units if the issuance would violate any law or regulation or any rule of any government authority or stock exchange.  The Corporation, in its sole discretion, may postpone the issuance or delivery of Trust Units under any Restricted Units or Performance Units as the Board may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Trust Units in compliance with applicable laws, rules and regulations.  The Trust will not be required to qualify for resale pursuant to a prospectus or similar document any Trust Units granted under this Plan, provided that, if required, the Trust will notify the Exchange and any other appropriate regulatory bodies in Canada or the United States of the existence of this Plan and the granting of Restricted Units or Performance Units hereunder in accordance with any the requirements.

14.

No Right to Continued Employment

Nothing in this Plan or in any Trust Unit Grant Agreement entered into pursuant to this Plan will confer upon any Grantee the right to continue in the employ or service of the Trust or any Trust Affiliates, to be entitled to any remuneration or benefits not set forth in this Plan or a Trust Unit Grant Agreement or to interfere with or limit in any way the right of the Trust or any Trust Affiliate to terminate Grantee's employment or service arrangement with the Trust or any Trust Affiliate.

15.

Ceasing to be a Trust Affiliate

Except as otherwise provided in this Plan, Restricted Units and Performance Units granted under this Plan will not be affected by any change in the relationship between or ownership of the Corporation and a Trust Affiliate.  For greater certainty, all Restricted Units and Performance Units remain valid and exercisable in accordance with the terms and conditions of this Plan and are not affected by reason only that, at any time, any corporation, partnership or trust ceases to be a Trust Affiliate.

16.

Gender

Whenever used herein words importing the masculine gender will include the feminine and neuter genders and vice versa.

17.

Interpretation

This Plan will be governed by and construed in accordance with the laws of the Province of Alberta.

18.

Effective Date

This Plan will take effect on May 18, 2006 subject to acceptance of the Plan by the Exchange and any other relevant regulatory authority.

Approved by Unitholders of Enterra Energy Trust at the

Annual General and Special meeting on May 18, 2006.